Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

OUSTER, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Ouster, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ouster, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 12, 2021

We have served as the Company’s auditor since 2019.

OUSTER, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$16,848	$11,362
Restricted cash, current	276	276
Accounts receivable, net	937	2,327
Inventory, net	2,468	4,817
Prepaid expenses and other current assets	967	2,441

Total current assets	21,496	21,223
Property and equipment, net	10,533	9,731
Operating lease, right-of-use assets	6,549	11,071
Restricted cash, non-current	1,281	1,004
Other non-current assets	—	3,385

Total assets	$39,859	$46,414

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,298	$6,894
Accrued and other current liabilities	5,723	4,121
Short-term debt	—	7,130
Operating lease liability, current portion	1,924	2,772
Convertible notes, current portion (at December 31, 2019 related party $8,000)	29,420	—

Total current liabilities	40,365	20,917
Long-term debt	9,729	—
Convertible notes, non-current (at December 31, 2019 related party $3,750)	42,696	—
Operating lease liability, long-term portion	7,318	11,908
Redeemable convertible preferred stock warrant liability	—	49,293
Other non-current liabilities	54	978

Total liabilities	100,162	83,096

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.00001 par value per share; 6,287,978 and 186,879,326 shares authorized at December 31, 2019 and 2020; 6,234,955 and 125,762,535 shares issued and outstanding at December 31, 2019 and 2020, respectively (aggregate liquidation preference of $40,272 and $41,791 at December 31, 2019 and 2020, respectively)	40,016	39,225

Stockholders’ deficit:
Common stock, $0.00001 par value; 20,000,000 and 300,000,000 shares authorized at December 31, 2019 and December 31, 2020, respectively; 11,237,965 and 47,394,545 issued and outstanding at December 31, 2019 and December 31, 2020, respectively	—	—
Additional paid-in capital	2,320	133,468
Notes receivable from stockholders	(44)	—
Accumulated deficit	(102,595)	(209,375)

Total stockholders’ deficit	(100,319)	(75,907)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$39,859	$46,414

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2020
Revenue
Product revenue	$9,804	$16,886
Service revenue	1,609	2,018

Total revenue	11,413	18,904

Cost of revenue
Cost of product	17,120	17,365
Cost of services	308	26

Total cost of revenue	17,428	17,391

Gross (loss) profit	(6,015)	1,513
Operating expenses:
Research and development	23,297	23,317
Sales and marketing	4,505	8,998
General and administrative	14,546	20,960

Total operating expenses	42,348	53,275

Loss from operations	(48,363)	(51,762)
Other (expense) income:
Interest income	278	24
Interest expense	(3,582)	(2,517)
Other income (expense), net	7	(52,150)

Total other expense, net	(3,297)	(54,643)

Loss before income taxes	(51,660)	(106,405)
Provision for income tax expense	1	375

Net loss and comprehensive loss	$(51,661)	$(106,780)

Net loss per common share, basic and diluted	$(4.92)	$(4.20)
Weighted-average shares used to compute basic and diluted net loss per share	10,509,923	25,397,143

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-	Notes receivable from	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	stockholders	Deficit	Deficit
Balance — January 1, 2019	6,234,955	$40,016	11,221,063	$—	$897	$—	$(51,133)	$(50,236)
Cumulative-effect adjustment from adoption of ASC 842 (Note 2)	—	—	—	—	—	—	199	199
Issuance of common stock upon exercise of stock options	—	—	12,152	—	51	—	—	51
Issuance of common stock upon vesting of restricted stock awards	—	—	4,750	—	28	—	—	28
Stock-based compensation expense	—	—	—	—	1,293	—	—	1,293
Issuance of notes to stockholders	—	—	—	—	—	(44)	—	(44)
Vesting of early exercised stock options	—	—	—	—	51	—	—	51
Net loss	—	—	—	—	—	—	(51,661)	(51,661)

Balance — December 31, 2019	6,234,955	$40,016	11,237,965	$—	$2,320	$(44)	$(102,595)	$(100,319)

Issuance of common stock upon exercise of stock options	—	—	17,379,928	—	379	—	—	379
Issuance of common stock upon vesting of restricted stock awards	—	—	2,299,902	—	6	—	—	6
Issuance of redeemable convertible preferred stock, net of discount and issuance cost	125,762,535	39,225	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	(6,234,955)	(40,016)	6,234,955	—	40,016	—	—	40,016
Conversion of convertible notes to common stock	—	—	10,241,795	—	78,311	—	—	78,311
Stock-based compensation expense	—	—	—	—	12,057	—	—	12,057
Reclassification of a note receivable from a stockholder	—	—	—	—	—	44	—	44
Vesting of early exercised stock options	—	—	—	—	379	—	—	379
Net loss	—	—	—	—	—	—	(106,780)	(106,780)

Balance — December 31, 2020	125,762,535	$39,225	47,394,545	$—	$133,468	$—	$(209,375)	$(75,907)

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For The Years Ended December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(51,661)	$(106,780)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,032	3,718
Stock-based compensation	1,235	12,057
Services exchanged for common stock	28	—
Change in right-of-use asset	1,291	1,887
Interest expense on convertible debt	2,446	1,030
Amortization of debt issuance costs and debt discount	344	258
Change in fair value of warrant liability	6	48,440
Change in fair value of derivative liability	—	5,308
Gain on extinguishment of tranche right liability	—	(1,610)
Inventory obsolescence impairment	4,764	797
Write-off of property and equipment	555	—
Changes in operating assets and liabilities:
Accounts receivable	(425)	(1,390)
Inventory	(5,380)	(3,146)
Prepaid expenses and other assets	(538)	(1,442)
Accounts payable	2,109	144
Accrued and other liabilities	2,632	(417)
Operating lease liability	375	(971)

Net cash used in operating activities	(40,187)	(42,117)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,494)	(3,509)

Net cash used in investing activities	(7,494)	(3,509)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	40,498	—
Proceeds from issuance of debt	10,000	—
Repayment of debt	—	(3,000)
Proceeds from exercise of stock options	7	1,337
Proceeds from issuance of redeemable convertible preferred stock, net off issuance cost of $265	—	41,526

Net cash provided by financing activities	50,505	39,863

Net increase (decrease) in cash, cash equivalents and restricted cash	2,824	(5,763)
Cash, cash equivalents and restricted cash at beginning of period	15,581	18,405

Cash, cash equivalents and restricted cash at end of period	$18,405	$12,642

SUPPLEMENTAL DISCLOSURES OF OPERATING ACTIVITIES:
Cash paid for interest	$792	$1,228

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Property and equipment purchases included in accounts payable and accrued liabilities	$825	$232

Right-of-use assets obtained in exchange for operating lease liability	$3,939	$6,409

Issuance of common stock pursuant to the conversion of convertible notes and accrued interest	$—	$78,311

Conversion of redeemable convertible preferred stock to common stock	$—	$40,016

Deferred transaction costs not yet paid	$—	$3,373

Issuance of warrants per loan agreement amendment	$53	$—

Issuance of common stock on exercise of stock options with notes receivable from stockholders	$44	$—

Reclassification of common stock on exercise of stock options with notes receivable from stockholders	$—	$44

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets as of December 31,

	2019	2020
Cash and cash equivalents	$16,848	$11,362
Restricted cash, current	276	276
Restricted cash, non-current	1,281	1,004

Total cash, cash equivalents and restricted cash	$18,405	$12,642

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business and Basis of Presentation

Description of Business

Ouster, Inc (the “Company”) was incorporated in the state of Delaware on June 30, 2015. The Company is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (all of which are wholly owned) and have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”). The functional currency for the Company is the United States dollar. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company has experienced recurring losses from operations, and negative cash flows from operations. As of December 31, 2020, the Company had an accumulated deficit of approximately $209.4 million. The Company has historically financed its operations primarily through the sale of convertible notes, equity securities, proceeds from debt and, to a lesser extent, cash received from sales. Management expects significant operating losses and negative cash flows from operations to continue for the foreseeable future. The Company may need to raise additional capital in the future. There can be no assurance that, in the event the Company requires additional financing, such financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending should additional capital not become available could have a material adverse effect on the Company’s ability to achieve its business objectives. The Company has concluded that its cash and cash equivalents as of December 31, 2020 together with the $260 million proceeds from the Merger and related transactions (discussed below) are sufficient for the Company to continue as a going concern for at least one year from the date these financial statements are available for issuance.

Merger Agreement with Colonnade Acquisition Corp. and Beam Merger Sub, Inc.

On December 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA”), and Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CLA. The Company’s board of directors unanimously approved the Company’s entry into the Merger Agreement, and on March 11, 2021, the transactions contemplated by the Merger Agreement were consummated. Pursuant to the terms of the Merger Agreement, (i) CLA domesticated as a corporation incorporated under the laws of the State of Delaware and changed its name to “Ouster, Inc.” (CLA after such domestication and the other transactions contemplated by the Merger Agreement being referred to as “Ouster PubCo”) and (ii) Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and renamed “Ouster Technologies, Inc.”

As a result of and upon the closing of the transactions contemplated by the Merger Agreement, all outstanding shares of the Company’s capital stock (after giving effect to the exercise in full or termination of all outstanding warrants to purchase the Company’s capital stock in accordance with their terms immediately prior to the effective time of the Merger) as of immediately prior to the effective time of the Merger, and, together with shares of the Company’s common stock reserved in respect of all outstanding options to purchase shares of the Company’s common stock and all restricted shares of the Company’s common stock outstanding immediately prior to the Merger (collectively, the “Company Awards”), were cancelled in exchange for the right to receive, or the reservation of, shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a fully-diluted pre-transaction equity value of the Company of $1.5 billion per the Merger Agreement.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Items subject to such estimates and assumptions include, but are not limited to, the useful lives of long-lived assets, revenue recognition, sales return reserve, allowances for inventory valuation, the realizability of deferred tax assets, the measurement of stock-based compensation, and the valuation of the Company’s various financial instruments. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

Due to the novel coronavirus (“COVID-19”) pandemic, there is ongoing uncertainty and significant disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstances that would require an update to estimates, judgments or assumptions or a revision to the carrying value of the Company’s assets or liabilities as of the date these financial statements were available to be issued. These estimates, judgments and assumptions may change in the future, as new events occur, or additional information is obtained.

Impact of the COVID-19 Pandemic

The Company has been actively monitoring the COVID-19 situation and its impact on the business. In response to the pandemic, numerous state and local jurisdictions have imposed “shelter-in-place” orders, quarantines and other restrictions. In the United States, governmental authorities have recommended, and in certain cases required, that elective, specialty and other procedures and appointments, be suspended or canceled. Similarly, in March and December 2020, the governor of California, where the Company’s headquarters are located, issued “stay at home” orders limiting non-essential activities, travel and business operations. Such orders or restrictions have resulted in reduced operations at the Company’s headquarters (including its manufacturing facility), work stoppages, slowdowns and delays, travel restrictions and cancellation of events and have restricted the efforts of the Company’s sales representatives, thereby significantly and negatively impacting the Company’s operations. These orders and restrictions have significantly decreased the number of procedures performed using the Company’s products and otherwise negatively impacted sales and operations.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, national and international customers and markets.

Foreign Currencies

The functional currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, non-U.S. dollar denominated monetary assets and liabilities are re-measured into U.S. dollars at the exchange rates in effect at the reporting date, non-monetary assets and liabilities are recorded at historical rates, and revenue and expenses are recorded at average exchange rates in effect during each reporting period. Foreign currency transaction gains and losses are recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

Net loss per common share

The Company follows the two-class method when computing net loss per common share. The two-class method determines net loss per common share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per common share attributable to common stockholders is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per common share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.

The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2019 and 2020.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss). The Company has no components of other comprehensive loss. Therefore, net loss equals comprehensive loss for all periods presented and, accordingly, the Consolidated Statements of Comprehensive Loss is not presented in a separate statement.

Segment Information

The Company operates as one reportable and operating segment, which relates to the sale of lidar sensor kits. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Revenue Recognition

Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers and the related amendments (collectively, ASC 606) using the modified retrospective method. ASC 606 was applied to all uncompleted contracts as of the date of adoption. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheet, consolidated statement of operations and comprehensive loss, or consolidated statement of cash flows. There was no cumulative impact of the adoption of ASC 606 for all contracts not completed as of the date of initial application.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. To achieve the core principle of this standard, the Company performs the following five steps:

1) Identify the contract with a customer

The Company considers the terms and conditions of revenue contracts and its customary business practices in identifying contracts under ASC 606. It is determined that a contract with a customer exists when the contract is approved, each party’s rights regarding the product or services to be transferred and the payment terms for the product or services can be identified, it is determined that the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgement in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2) Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the product or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the product or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) sale of lidar sensor kits and (ii) product development and validation services.

3) Determine the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring product or services to the customer. Variable consideration is included in the transaction price if the Company judges that it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company does not have a material amount of variable consideration in its agreements with customers. None of the Company’s contracts contain a significant financing component. All taxes assessed by a governmental authority on a specific revenue-producing transaction collected by the Company from a customer are excluded from the transaction price.

4) Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). In 2020 and 2019 the Company did not have a material volume of contracts that required the allocation of transaction price to multiple performance obligations.

5) Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to a customer. Revenue is recognized when control of products or services is transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those products or services. The Company generates all of its revenue from contracts with customers and applies judgment in identifying and evaluating any terms and conditions in contracts which may impact revenue recognition.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of lidar sensor kits to customers. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. Amounts billed to customers related to shipping and handling are classified as revenue, and the Company has elected to recognize the cost of shipping activities that occur after control has transferred to the customer as a fulfillment cost rather than a separate performance obligation. All related shipping costs are accrued and recognized within cost of revenue when the related revenue is recognized. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting. Accounts receivable are due under normal trade terms, typically three months or less. Revenue from sale of lidar sensor kits, which are recognized at a point in time, was approximately $9.8 million and $16.9 million in 2019 and 2020, respectively.

The Company’s services revenue consists primarily of various lidar product development and validation services. These development arrangements include various combinations of products and services. The obligation to provide services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as the Company satisfies its performance obligations. For these service projects, the Company bills and recognizes revenue as the services are performed. For these arrangements, control is transferred to the customer as the Company’s inputs incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost (cost-to-cost) as the services are provided. Revenue from services in development arrangements that were recognized over time was approximately $1.6 million and $2.0 million in 2019 and 2020, respectively.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price the Company would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers.

The Company provides standard product warranties for a term of typically one year to ensure that its lidar sensors comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations.

Costs to obtain a contract

The Company expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are expensed as incurred in sales and marketing expense in the Company’s consolidated statements of operations and comprehensive loss. The expense for the year ended December 31, 2020 was $0.3 million. No commission plan was in place and no expense was recognized for 2019.

Right of return

The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit, however it has in practice permitted returns of its sensor kits in limited circumstances up to six months after purchase. Allowances for sales returns, which reduce revenue, are estimated using historical experience and were immaterial as of December 31, 2019 and 2020. Actual returns in subsequent periods have been consistent with estimated amounts.

Remaining performance obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The deferred revenue balance represents the remaining performance obligations for contracts with an original duration of greater than one year. For the years ended December 31, 2019 and 2020 the Company recognized less than $0.1 million and $0.5 million of revenue that was deferred as of December 31, 2018 and 2019, respectively. All of the deferred revenue balance at December 31, 2020 is expected to be recognized over the next year.

Significant financing component

In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

Contract modifications

The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts for the additional products or services as part of the existing contract primarily on a prospective basis.

Judgments and estimates

Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to- cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made.

Deferred revenue

Deferred revenue primarily represents contract liabilities for the Company’s obligation to transfer products or services to customers for which the Company has received consideration but has not fulfilled its performance obligations as of the balance sheet date. The Company included deferred revenue within accrued and other current liabilities on the consolidated balance sheets. Deferred revenue was $0.5 million and less than $0.1 million as of December 31, 2019 and 2020, respectively, relating primarily to the development and validation services.

The Company had no contract assets as of December 31, 2019 or 2020.

Disaggregation of Revenues

The following table presents total revenues by geographic area based on the location products were shipped to and services provided (in thousands):

	Year ended December 31,
	2019	2020
United States	$7,035	$8,328
Americas, excluding United States	361	436
Europe, Middle East and Africa	2,368	5,870
Asia and Pacific	1,649	4,270

Total	$11,413	$18,904

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash deposited with banks and a money market account.

Restricted Cash

Restricted cash consists of certificates of deposit held by a bank as security for outstanding letters of credit. The Company had a restricted cash balance of $1.6 million and $1.3 million as of December 31, 2019 and 2020, respectively, which has been excluded from the Company’s cash and cash equivalents balances. The Company presented $0.3 million of the total amount of restricted cash within current assets on the consolidated balance sheets as of December 31, 2019 and 2020. The remaining restricted cash balance of $1.3 million and $1.0 million is included in non-current assets on the consolidated balance sheets as of December 31, 2019 and 2020, respectively. In connection with the Silicon Valley Bank loan and security agreement, the Company is required to maintain a cash collateral bank account as a lockbox for depositing customer payments to the extent there are any outstanding borrowings. At December 31, 2020, the cash collateral bank account had $0 balance and there were no outstanding borrowings (refer to Note 6).

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reduced by an allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. In establishing the required allowance, the Company considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company writes off accounts receivable against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Changes in the Company’s allowance for doubtful accounts were as follows (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020
Beginning balance	$—	$117
Provisions	169	67
Uncollectible accounts written off, net of recoveries	(52)	(56)

Ending balance	$117	$128

Inventory

Inventory consists principally of raw materials, work-in-process, and finished goods and is stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company charges cost of revenue for write-downs of inventories which are obsolete or in excess of anticipated demand based on purchase commitments, production needed to fulfil the warranty obligations, consideration of product marketability and product development plans, historical revenue and assumptions about future demand and market conditions. Changes in the Company’s allowance for excess and obsolete inventory were as follows (in thousands):

	Year Ended December 31, 2019	Year Ended December 31, 2020
Beginning balance	$1,676	$6,440
Charged to cost of revenue	8,875	797
Direct write off	(4,111)	(4,538)

Ending balance	$6,440	$2,699

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and resulting gain or loss is reflected in the consolidated statement of income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (see Note 4).

Impairment of Long-Lived Assets

The Company evaluates events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no triggering events identified because of COVID-19. The Company has not identified any such impairment losses to date.

Redeemable Convertible Preferred Stock

The Company records redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in the event of certain events considered not solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders of such shares. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because it is not probable that a deemed liquidation event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock.

Series A Redeemable Convertible Preferred Stock Warrant Liability

The Company’s redeemable convertible preferred stock warrants are accounted for as a liability as the underlying redeemable convertible preferred stock is contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, occurrence of a deemed liquidation event or conversion of redeemable convertible preferred stock into common stock.

If all outstanding shares of the series of redeemable convertible preferred stock for which the redeemable convertible preferred stock warrants are exercisable are converted to shares of common stock or any other security in connection with a qualified initial public offering (a “Qualified IPO”) or otherwise, then thereafter (a) the redeemable convertible preferred stock warrants shall become exercisable for such number of shares of common stock or such other security as is equal to the number of shares of common stock or such other security that each share of redeemable convertible preferred stock was converted into, multiplied by the number of shares subject to the redeemable convertible preferred stock warrants immediately prior to such conversion, and (b) the exercise price of the redeemable convertible preferred stock warrants shall automatically be adjusted to equal to the number obtained by dividing (1) the aggregate exercise price for which the redeemable convertible preferred stock warrants were exercisable immediately prior to such conversion by (2) the number of shares of common stock or such other security for which the redeemable convertible preferred stock warrants are exercisable immediately after such conversion. A Qualified IPO is defined as the Company’s first sale of common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at a per share public offering price (prior to underwriter commissions and expenses) of at least $33.9474 (as adjusted for stock splits, combinations, dividends and the like) and that results in aggregate gross cash proceeds to the Company of an amount equal to or greater than $75.0 million (net of underwriting discounts, commissions and expenses). The company will re-evaluate the classification of the warrants upon modification into common stock warrants.

Concentrations of credit risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash, cash equivalents, and restricted cash, and accounts receivable. Cash, cash equivalents and restricted cash are deposited with federally insured commercial banks in the United States and at times cash balances may be in excess of federal insurance limits. The Company generally does not require collateral or other security deposits for accounts receivable.

To reduce credit risk, the Company considers customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms when determining the collectability of specific customer accounts. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Accounts receivable from the Company’s major customers representing 10% or more of total accounts receivable was as follows:

	December 31, 2019	December 31, 2020
Customer A	10%	*
Customer B	21%	*
Customer C	*	13%
Customer D	*	23%

* Customer accounted for less than 10% of total accounts receivable in the period.

Revenue from customer E accounted for approximately 22% and 11% of total revenue during the years ended December 31, 2019 and 2020, respectively.

Concentrations of supplier risk

One supplier accounted for approximately 12% of total purchases during the year ended December 31, 2019 and there were no suppliers that accounted for more than 10% of total accounts payable balance as of December 31, 2019. One supplier accounted for approximately 15% of total purchases during the year ended December 31, 2020 and accounted for 23% of total accounts payable balance as of December 31, 2020.

Research and development

Expenditures incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Research and development costs include, but are not limited to payroll and personnel expenses, laboratory supplies, prototype materials consumed during product development and the inventory materials consumed during pilot manufacturing runs, and consulting costs.

Deferred transaction costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly related to the Company’s in-process equity financings, including the merger with Colonnade Acquisition Corp, until such financings are consummated. After consummation of the equity financing, these costs will be recorded as a reduction of the proceeds received as a result of the equity financing. In the event that a planned equity financing does not occur or is significantly delayed, all related deferred offering costs are expensed immediately within the Company’s consolidated statements of operations and comprehensive loss. The Company capitalized $3.4 million of costs related to the merger with Colonnade Acquisition Corp. at December 31, 2020 and $0 at December 31, 2019 (included in other non-current assets in the consolidated balance sheets).

Stock-based compensation

The Company measures and recognizes stock-based compensation expense for stock-based awards granted to employees, directors, and consultants over the requisite service periods based on the estimated grant date fair value, which for options is using the Black-Scholes-Merton option pricing model using the following variables:

•

Common Stock Valuation – The fair value of the shares of common stock underlying the Company’s stock-based awards has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, including contemporaneous valuations performed by an unrelated third-party specialist, valuations of comparable public companies, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific economic outlook. Valuations performed by the third-party valuation specialist used methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA” Accounting and Valuation Guide). In relation to options, the Board intends all options granted to be exercisable at a price per share not less than the per share fair value of the common stock underlying those options on the date of grant.

•

Expected Term – The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method, which deems the term to be the average of the time to vesting and the contractual life of the options.

•

Expected Volatility – Since the Company’s shares are not publicly traded, expected volatility is based on the historical volatility for the period commensurate with the expected term of the awards for a peer group of comparable companies with publicly traded shares.

•	Expected Dividends – The Company does not currently pay cash dividends on its common stock and does not anticipate doing so in the foreseeable future. Accordingly, the expected dividend yield is 0%.

•	Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

The fair values of the restricted stock awards were determined based on the fair value of the Company’s common stock on the grant date. The Company recognizes stock-based compensation expense over the requisite service period. Forfeitures are accounted for as they occur. The Company’s policy for issuing stock upon stock option exercise is to issue new common stock.

Employee loan notes for purchase of common stock

Certain executives and employees of the Company exercised stock options early or purchased stock in exchange for promissory notes. These notes were secured by the underlying shares purchased (the notes are 50% recourse and 50% non-recourse) and the Company has the right to repurchase such unvested shares upon employee termination at the original issuance price. The Company has accounted for the notes as non-recourse in their entirety and has not recorded the notes in the consolidated financial statements as the Company did not consider the recourse rights to be substantive.

Income taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss (NOL) and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Due to its history of operating losses, the Company has recorded a full valuation allowance against its deferred tax assets as each of December 31, 2019 and 2020.

The Company accounts for uncertainty in income taxes using a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of the related appeals or litigation processes, if any. The Company classifies any liabilities for unrecognized tax benefits as current to the extent that the Company anticipates payment of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASC 842, Leases, a new standard requiring lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding right-of-use (“ROU”) assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either i) retrospectively to each prior comparative reporting period presented, or ii) retrospectively at the beginning of the period of adoption. The new standard also eliminates the previous build-to-suit lease accounting guidance, which results in the derecognition of build-to-suit assets and liabilities that remained on the balance sheet as of the ASC 842 adoption date. The Company adopted ASC 842 on January 1, 2019 on a modified retrospective basis, reflecting an immaterial cumulative effect as an adjustment to retained earnings. The Company elected the permitted practical expedients not to reassess the following related to leases that commenced before the effective date of ASC 842: (i) whether any expired or existing contracts contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases. The Company also elected the practical expedient to use hindsight in determining lease term and assessment of impairment of right of use assets.

The new standard also provides certain accounting elections for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means that, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities for leases with an initial lease term of one year or less. The Company also elected to not separate lease and nonlease components for its building leases. The nonlease components are generally variable in nature and are expected to represent most of the Company’s variable lease costs. Variable costs are expensed as incurred. The Company determines whether an arrangement is a lease, or contains a lease, at inception.

For the purpose of the adoption of ASC 842, the Company also performed an evaluation of its other contracts with customers and suppliers in accordance with ASC 842 and determined that, except for the leases described in Note 9, “Commitments and Contingencies”, none of the Company’s contracts contain a lease.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. This guidance is effective for the Company for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The Company adopted this guidance on January 1, 2020, using the modified retrospective approach, with an immaterial impact upon adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 has eliminated, amended, and added disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of, and reasons for, transfers between Level 1 and Level 2 of the fair value hierarchy, the policy of timing of transfers between levels of the fair value hierarchy and the valuation processes for Level 3 fair value measurements. Companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company adopted this new guidance as of January 1, 2020, which did not have a material impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), to introduce a new impairment model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses (“ECL”). Under the new model, an entity is required to estimate ECL on available-for-sale (AFS) debt securities only when the fair value is below the amortized cost of the asset and is no longer based on an impairment being “other-than-temporary”. The new model also requires the impairment calculation on an individual security level and requires an entity to use the present value of cash flows when estimating the ECL. The credit-related losses are required to be recognized through earnings and non-credit related losses are reported in other comprehensive income. The ASU will be effective for fiscal years beginning after December 15, 2022. The new guidance will require modified retrospective application to all outstanding instruments, with a cumulative effect adjustment recorded to opening retained earnings as of the beginning of the first period in which the guidance becomes effective. The Company does not believe the adoption of this new guidance will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for the Company for fiscal years beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and by improving consistent application of other areas of Topic 740. The new standard is effective for the Company for annual periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848). The amendments in ASU 2020-04 provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Subsequently, in January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848), which presents amendments to clarify that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The guidance in both ASUs is effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company will elect to apply the ASUs as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU also simplify the guidance in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The new standard is effective for the Company for annual periods beginning December 15, 2023. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s consolidated financial statements.

Note 3. Fair Value of Financial Instruments

The Company applies the fair value measurement accounting standard whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in the accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I - Quoted prices for identical instruments in active markets.

•

Level II - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III - Instruments whose significant value drivers are unobservable.

The Company’s Level 3 liabilities consist of the redeemable convertible preferred stock warrant liability. The determination of the fair values of warrant liability is discussed in Note 7.

The following table provides information by level for the Company’s assets and liabilities that were measured at fair value on a recurring basis (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$15,411	$—	$—	$15,411

Total financial assets	$15,411	$—	$—	$15,411

Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$162	$162
Derivative liability	$—	$—	$—	$—

Total financial liabilities	$—	$—	$162	$162

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$10,493	$—	$—	$10,493

Total financial assets	$10,493	$—	$—	$10,493

Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$49,293	$49,293

Total financial liabilities	$—	$—	$49,293	$49,293

Money market funds are included within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

The fair value of the redeemable convertible preferred stock warrant liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Note 7).

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Redeemable Convertible Preferred Stock Warrant Liability	Redeemable Convertible Preferred Stock Tranche Liability	Derivative liability
Fair value as of January 1, 2019	$(115)	$—	$—
Recognition of preferred stock warrant liability upon subsequent issuance of warrants	(53)	—	—
Change in the fair value included in other income (expense), net	6	—	—

Fair value as of December 31, 2019	(162)	—	—
Recognition of preferred stock warrant and tranche liability upon issuance	(691)	(1,610)	—
Change in the fair value included in other income (expense), net	(48,440)	—	(5,308)
Extinguishment of derivative liability upon conversion of convertible notes			5,308
Settlement of redeemable convertible preferred stock tranche liability due to the issuance of Series B redeemable convertible preferred stock, included in other income (expense), net	—	1,610	—

Fair value as of December 31, 2020	$(49,293)	$—	$—

Disclosure of Fair Values

Our financial instruments that are not re-measured at fair value include accounts receivable, accounts payable, accrued and other current liabilities, convertible notes and debt. The carrying values of these financial instruments approximate their fair values.

Note 4. Balance Sheet Components

Cash and Cash Equivalents

The Company’s cash and cash equivalents consist of the following (in thousands):

	December 31,
	2019	2020
Cash	$1,361	$869
Cash equivalents:
Money market funds	15,411	10,493
Deposits	76	—

Total cash and cash equivalents	$16,848	$11,362

Inventory

Inventory, consisting of material, direct and indirect labor, and manufacturing overhead, consists of the following (in thousands):

	December 31,
	2019	2020
Raw materials	$637	$1,376
Work in process	1,372	1,249
Finished goods	459	2,192

Total inventory	$2,468	$4,817

Total inventory balance as of December 31, 2019 and 2020 includes a write down of $6.4 million and $2.7 million, respectively, for obsolete, scrap, or returned inventory. During the years ended December 31, 2019 and 2020, $4.7 million and $0.8 million of inventory write offs were charged to cost of revenue and included in the write down balance as of December 31, 2019 and 2020.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2019	2020
Prepaid expenses	$967	$900
Security deposit	—	20
Receivable from contract manufacturer	—	1,521

Total prepaid and other current assets	$967	$2,441

Property and Equipment, net

Property and equipment consists of the following (in thousands):

		December 31,
	Estimated Useful Life (in years)	2019	2020
Machinery and equipment	3	$2,683	$5,084
Computer equipment	3	410	456
Automotive and vehicle hardware	5	93	93
Software	3	104	104
Furniture and fixtures	7	721	721
Leasehold improvements	Shorter of useful life or lease term	8,863	9,265

		12,874	15,723
Less: Accumulated depreciation		(2,341)	(5,992)

Property and equipment, net		$10,533	$9,731

Depreciation expense associated with property and equipment was $2.0 million and $3.7 million in the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020 the Company had tangible assets of $1.3 million held in Thailand and the remainder were in the U.S. Tangible assets outside the U.S.as of December 31, 2019 were not material.

Accrued and Other Current Liabilities

Accrued and other current liabilities consist of the following (in thousands):

	December 31,
	2019	2020
Customer deposits	1,555	71
Accrued compensation	1,152	1,618
Uninvoiced receipts	2,254	1,947
Other	762	485

Total accrued and other current liabilities	$5,723	$4,121

Note 5. Convertible Notes Payable

2018 Convertible Notes

During the period from August 2018 through April 2019, the Company issued convertible promissory notes to certain Investors (“2018 Investors”), with an aggregate principal amount of $40.3 million (“2018 Convertible Notes”). The Company received consideration of $40.0 million, net of debt issuance costs of $0.3 million. The 2018 Convertible Notes shall be payable anytime on or after two years from the respective issuance dates upon demand of the 2018 Investors holding at least 60% of the outstanding principal of the 2018 Convertible Notes or at the Company’s option with 10 days’ notice to the 2018 Investors, and carry interest at 5% per annum which in addition to the notes is payment in kind. The notes and all accrued but unpaid interest are automatically convertible into shares of the Company’s common stock in the event of qualified financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of at least $5 million) and convertible in the event of non-qualified financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $5 million) or change of control at the option of the majority of 2018 Investors at a conversion price equal to the lesser of (i) $400 million divided by the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) the price per share of its capital stock paid in the applicable transaction (qualified financing, non-qualified financing, or change of control).

All of the 2018 Convertible Notes were converted to common stock in April 2020 as part of Series B redeemable convertible preferred stock financing. The 2018 Convertible Notes consisted of the following (in thousands):

	Year Ended December 31,
	2019	2020
2018 Convertible notes, principal	$40,250	$—
Accrued interest	2,319	—
Less: unamortized debt issuance cost	(118)	—

2018 Convertible notes, net	$42,451	$—

For the years ended December 31, 2019 and 2020, the Company recognized interest expense of $2.1 million and $0.6 million and amortization of debt discount issuance costs, included in interest expense, of less than $0.1 million and $0.1 million, respectively, related to the 2018 Convertible Notes.

On April 3, 2020, $40.2 million of principal and $2.8 million of accrued interest of the 2018 Notes were converted to 4,274,476 shares of common stock at a conversion price of $10.08 per share. The Notes were converted to common stock outside of the original contract terms. The holders of 2018 Convertible Notes issued consents to amend the terms of the notes to provide for conversion to common stock before maturity, including a newly negotiated issuance price to affect the conversion in order to raise additional financing. The Company accounted for the transaction as a troubled debt restructuring as a result of satisfying the below criteria:

•	The Company’s challenges associated with the financing efforts of its operations at the time of the convertible notes exchange.

•	The holders of the convertible notes completed the exchange for a value lower than the face amount of the notes. As a result, the Company concluded a concession was granted to the Company.

The convertible notes exchange resulted in a gain of approximately $42.5 million, which resulted in a credit to additional paid-in capital as this transaction was with related parties.

2019 Convertible Notes

During the period from September through November 2019, the Company issued convertible promissory notes to certain Investors (“2019 Investors”), with an aggregate principal amount of $29.3 million (“2019 Convertible Notes”).

The Company received consideration of $29.2 million, net of debt issuance costs of $0.1 million. The 2019 Convertible Notes were to be payable anytime on or after September 18, 2021 upon demand by consent of the 2019 Investors holding at least 60% of the outstanding principal of the 2019 Convertible Notes or at the Company’s option with 10 days’ notice to the 2019 Investors, and carry interest at 5% per annum which in addition to the notes is payable at maturity. The 2019 Convertible Notes and all accrued but unpaid interest were automatically convertible into shares of the Company’s common stock in the event of qualified financing and convertible in the event of non-qualified financing (defined with respect to the 2019 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $20 million) or change of control at the option of the majority of 2019 investors at a conversion price determined as the lesser of (i) a ratio of $300 million and the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) 85% of the price per share of its capital stock paid in the applicable transaction (qualified financing, non-qualified financing, or change of control).

2019 Convertible Notes contain embedded features that provide the lenders with multiple settlement alternatives. Certain of these settlement features provide the lenders a right to a fixed number of the Company’s shares upon conversion of the notes (the “conversion option”). Other settlement features provide the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, change of control or default of the Company (the “redemption features”).

The conversion options of the convertible notes do not meet the requirements to be separately accounted for as a derivative liability. However, certain redemption features of the 2019 Convertible Notes meet the requirements for separate accounting and are accounted for as a single, compound derivative instrument. The derivative instrument is recorded at fair value at inception and is subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the statements of operations and comprehensive loss (see Note 3).

On April 3, 2020, $29.3 million of principal and $0.7 million of accrued interest of the 2019 Convertible Notes were converted to 5,967,360 shares of common stock at a conversion price of $5.04 per share. All of the 2019 Convertible Notes were converted to common stock in April 2020 as part of Series B redeemable convertible preferred stock financing. The Notes were converted to common stock outside of the original contract terms. The holders of 2019 Convertible Notes issued consents to amend the terms of the notes to provide for conversion to common stock before maturity, including a newly negotiated issuance price to affect the conversion in order to raise additional financing. The Company accounted for the transaction as a troubled debt restructuring as a result of satisfying the below criteria:

•	The Company’s challenges associated with the financing efforts of its operations at the time of the convertible notes exchange.

•	The holders of the convertible notes completed the exchange for a value lower than the face amount of the notes. As a result, the Company concluded a concession was granted to the Company.

The convertible notes exchange resulted in a gain of approximately $29.3 million, which resulted in a credit to additional paid-in capital as this transaction was with related parties. The outstanding derivative liability in the amount of $5.3 million as of the conversion date of 2019 Notes was extinguished and accounted for as a capital contribution to equity.

The 2019 Convertible Notes consisted of the following (in thousands):

	December 31, 2019	December 31, 2020
2019 Convertible notes, principal	$29,332	$—
Accrued interest	388	—
Less: unamortized debt discount	(55)	—

2019 Convertible notes, net	$29,665	$—

For the years ended December 31, 2019 and 2020, the Company recognized interest expense of $0.4 million and $0.4 million, respectively, and amortization of debt discount issuance costs, included in interest expense, of less than $0.1million and $0.1 million, respectively, in relation with the 2019 Convertible Notes.

Note 6. Long-term Debt

Runway Growth Loan Agreement

On November 27, 2018, the Company entered into a Loan and Security Agreement with Runway Growth Credit Fund Inc (“Runway Loan and Security Agreement”). The Runway Loan and Security Agreement provided for loans in an aggregate principal amount up to $10.0 million subject to the Company meeting certain delivery conditions on or before March 31, 2019. Pursuant to the terms of the Runway Loan and Security Agreement, the Company borrowed $10.0 million on March 28, 2019. The loan was intended to mature on May 15, 2021, however, pursuant to the terms of the Runway Loan and Security Agreement allowing for the extension of the maturity date, as the Company received net cash proceeds exceeding $25 million from the issuance of convertible notes, the loan maturity date was extended to November 15, 2021. The loan carries an interest rate equal to LIBOR plus 8.50%, unless LIBOR becomes no longer attainable or ceases to fairly reflect the costs of the lender, in which cash the applicable interest rate shall be Prime Rate plus 6.00%. In an event of default annual interest is increased by 5.0% above the otherwise applicable rate. The loan’s annual effective interest rate was approximately 16.4% for each of the years ended December 31, 2019 and 2020.

At the Company’s election, it may prepay all or a portion of the outstanding loan, provided that the Company will be required to pay a prepayment fee and that loan is prepaid in minimum increments of $1.0 million for each prepayment. In addition, the Company is obligated to pay a final payment equal to 3.5% of the principal amount repaid upon maturity or prepayment.

On March 28, 2019, the Runway Loan and Security Agreement was amended and a condition was added to the loan which required the Company to provide evidence of the receipt of at least $5 million in cash from the issuance of subordinated debt after March 19, 2019, which the Company did through issuance of 2018 Convertible Notes in March 2019.

On August 5, 2019, the Runway Loan and Security Agreement was further amended so as to require from the Company evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $20 million from August 5, 2019 to September 30, 2019, which the Company did through issuance of 2019 Convertible Notes in September 2019. Furthermore, pursuant to the amendment the Company is required to provide evidence of receipt of additional $30 million in gross cash proceeds from the equity financings and/or issuance of subordinated debt by March 31, 2020. The Company satisfied this requirement through issuance of Series B redeemable convertible preferred stock.

On April 3, 2020, the Runway Loan and Security Agreement was further amended so as to require from the Company evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $15 million from April 3, 2020 to April 7, 2020 and another approximately $6.4 million by July 31, 2020. Further, until the Company receives the gross cash proceeds required by the amended Runway Loan and Security Agreement, the Company is required to keep a collateral account in the amount of $4 million in favor of Runway Growth, and Runway Growth is entitled to an observer seat on the Company’s Board of Directors. In addition, the final payment was increased from 3.5% to 5.0% of the principal amount repaid upon maturity or prepayment.

All of the amendments made to the original Runway Loan and Security Agreement were accounted for as debt modifications.

In August 2020, the Company made a partial repayment of the Runway Loan and Security Agreement in the total amount of $3.0 million ahead of the loan repayment schedule.

In conjunction with the Runway Loan and Security Agreement, the Company issued a warrant to purchase 35,348 shares of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) of the Company (4% of original principal amount of $10.0 million, divided by the exercise price), with an exercise price of $11.3518 per share. The fair value of this warrant was estimated to be $0.1 million and accounted for as a debt discount. On August 5, 2019, in connection with the second amendment to the Runway Loan and Security Agreement, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of the Company. The aggregate value of the warrants increased by $0.1 million after the warrant modification.

For the years ended December 31, 2019 and 2020, the warrant liability was remeasured to fair value with the reduction recognized as a gain of less than $0.1 million and the increase recognized as a loss of $13.8 million, respectively within other income (expense), net in the consolidated statements of operations and comprehensive loss.

As of December 31, 2019 and 2020, the outstanding principal balance of the loan was $10.0 million and $7.0 million, respectively.

Under the terms of the Runway Loan and Security Agreement, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificates, annual operating budget and financial projections, annual audited financial statements, annual tax return, and other requirements. The negative covenants contain requirements that restrict the Company and its subsidiaries’ ability to create, incur, assume, or be liable for any indebtedness other than “Permitted Indebtedness”, to engage in mergers or acquisitions, or to effect a change in business, management, ownership, or business locations, and other restrictive requirements. In addition, the financial covenant requires the Company to meet certain equity milestones on specific dates.

As of December 31, 2019 and 2020, the Company was in compliance with all financial covenants per the Runway Loan and Security Agreement. Per the Runway Loan and Security Agreement, the Company was required to provide audited financial statements for the year ended December 31, 2019 to Runway Growth no later than June 28, 2020. On May 31, 2020, the Company received an extension from Runway Growth to extend the deadline by 45 days to August 12, 2020.

As of December 31, 2019 and 2020, the aggregate future payments under the Runway Loan and Security Agreement (including interest payments) are as follows (in thousands):

	December 31, 2019	December 31, 2020
2021	$10,000	$7,000
Thereafter	—	—

Total	10,000	7,000
Less: unamortized debt discount and issuance costs	(418)	(195)
Accrued interest	147	325

Total debt	9,729	7,130
Classified as current	—	(7,130)

Long-term debt	$9,729	$—

Silicon Valley Bank Loan and Security Agreement

On November 27, 2018, the Company entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB”). The LSA provides the Company with a $10 million Revolving Line for which it can draw (i) Account Advances against Eligible Accounts, defined as accounts owing to the Company which arise in the ordinary course of its business, and (ii) in SVB’s discretion, Purchase Order Advances against Eligible Purchase Orders, defined as purchase orders received by the Company from its customers in the ordinary course of its business. Account Advances and Purchase Order Advances are collectively referred to as “Advances.” The interest rate is Wall Street Journal prime rate plus 0.5%, floating. There was no outstanding balance under the revolving line of credit as of December 31, 2019 and December 31, 2020.

The original maturity date for the Revolving Line was November 26, 2019. On March 3, 2020, the Company and SVB executed the First Amendment to Loan and Security Agreement (the “Amended LSA”), effective November 26, 2019 (the original LSA Maturity Date). The Amended LSA extended the maturity date to March 3, 2021.

Under the terms of the LSA, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificates, monthly accounts receivable and accounts payable aging reports, monthly open purchase order reports, annual operating budget and financial projections, annual audited financial statements, and other requirements. Without SVB’s prior written consent, the negative covenants restrict the Company’s ability to create, incur, assume, or be liable for any indebtedness other than the “Permitted Indebtedness”, merger or acquisition, change in business, management, ownership, or business locations, and other restrictive requirements.

As of December 31, 2020, the Company has terminated the LSA.

Note 7. Series A and B Redeemable Convertible Preferred Stock Warrants and Tranche Liabilities

Series A and B Redeemable Convertible Preferred Stock Warrants

On November 27, 2018, in connection with the execution of the Runway Loan and Security Agreement, the Company issued a warrant to purchase 35,348 shares of Series A Preferred Stock of the Company at an exercise price of $11.3518 per share. On August 5, 2019, in connection with the second amendment to the Runway Loan and Security Agreement, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of the Company at an exercise price of $11.3518 per share.

The warrants will terminate at the earlier of the ten years anniversary from the issuance date and liquidation of the Company. These warrants have a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

The fair value of the warrants issued was recorded as of the date of initial issuance in the amount of $0.1 million. The subsequent issuance of warrants pursuant to the August 5, 2019 amendment to the Runway Loan and Security Agreement was recorded in the amount of $0.1 million.

On April 3, 2020, in connection with the closing of the Series B redeemable convertible preferred stock, the Company issued a warrant to purchase 4,513,993 shares of Series B redeemable convertible preferred stock of the Company at an exercise price of $0.3323 per share. The Series B Preferred Stock Warrants may be exercised prior to the earliest to occur of (i) the 10 year anniversary of the date of issuance, (ii) the consummation of a Liquidation Transaction, or (iii) the consummation of an initial public offering. These warrants have a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

The warrants were initially recognized as a liability at a fair value of $0.7 million. The warrant liability was remeasured to fair value as of December 31, 2020, resulting in a loss of $34.6 million for the year ended December 31, 2020, classified within other income (expense), net in the consolidated statements of operations and comprehensive loss.

Historically, value was assigned to each class of equity securities using an option pricing model method (“OPM”). In September 2020, the Company began allocating the equity value using a hybrid method that utilizes a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values for the Company, assuming various outcomes. As the probability of a transaction with a special purpose acquisition company (“SPAC”) increased, the fair value of the redeemable convertible preferred stock warrant liability increased as of December 31, 2020.

The redeemable convertible preferred stock warrants were valued using the following assumptions under the Black-Scholes option-pricing model:

	Initial Issuance Date	Subsequent Issuance Date	December 31, 2019	December 31, 2020
Stock price	$5.80	$5.80	$5.96	$7.11
Expected term (years)	10.00	9.31	8.91	2.00
Expected volatility	57.81%	57.35%	57.35%	76.00%
Risk-free interest rate	3.06%	1.75%	1.92%	0.13%
Dividend yield	0%	0%	0%	0%

Series B Redeemable Convertible Preferred Stock Tranche

In April 2020 and May 2020, the Company issued 62,505,102 shares of Series B redeemable convertible preferred stock at $0.3323 per share. For each share purchased, the purchaser had an option to purchase an additional share of Series B redeemable convertible preferred stock at $0.3323 per share, exercisable at any time prior to August 13, 2020 (the “Tranche Right”). The Company determined that the Tranche Right represented a freestanding obligation of the Company to issue additional shares of contingently redeemable shares if exercised by the holder. The freestanding redeemable convertible preferred stock tranche liability was initially recorded at fair value, with fair value changes recorded within other income (expense), net in the consolidated statements of operations and comprehensive loss.

In July 2020, the Company issued 37,970,846 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $12.5 million, less $0.1 million of stock issuance costs.

In August 2020, upon the expiration of the Tranche Right, 25,286,587 shares of Series B redeemable convertible preferred stock were issued in accordance with the Tranche Right. The remaining Tranche Right expired, unexercised, resulting in a $1.6 million gain recorded in other income.

Note 8. Leases

350 Treat Building Lease

In September 2017, the Company entered into a lease agreement (the “350 Treat Building Lease”) to lease approximately 26,125 square feet of office and warehouse space located in San Francisco, California for its corporate headquarters. Subsequently, in June 2018, the Company took possession of the 350 Treat Building Lease. This lease includes a free rent period and escalating rent payments and has a remaining lease term of 3.1 years that expires on January 31, 2023. The Company’s obligation to pay rent commenced in February 2018. The Company is obligated to make lease payments totaling approximately $7.4 million over the lease term, offset by $2.4 million of tenant improvement allowance. The lease further provides that the Company is obligated to pay to the landlord certain costs, including taxes and operating expenses.

The 350 Treat Building Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease. As of December 31, 2020, the operating lease right-of-use asset and operating lease liability was $2.1 million (2019: $3.0 million) and $3.1 million (2019: $4.3 million), respectively. The discount rate used to determine the lease liability was 5.25%.

2741 16th Street Lease

In September 2017, the Company entered into a lease agreement (the “2741 16th Street Lease”) to lease approximately 20,032 square feet of office space and 25,000 of parking space located in San Francisco, California. Subsequently, in June 2019, the Company took possession of the 2741 16th Street Lease. This lease includes a free rent period and escalating rent payments and has a remaining lease term of 3.1 years that expires on August 31, 2023. The Company’s obligation to pay rent commenced in September 2018. The Company is obligated to make lease payments totaling approximately $8.2 million over the lease term, offset by $4.6 million of tenant improvement allowance. The lease further provides that the Company is obligated to pay to the landlord certain costs related to 2741 16th Street, including taxes and operating expenses.

In May 2020, the Company entered into an amendment to the 2741 16th Street Lease agreement, whereby the parties agreed to extend the term of the lease for an additional four years, restructure the monthly rent payable under the lease and provide for an additional tenant improvement allowance. The total base lease payments for the extended period of four years equals $8.5 million and the increase in total base lease payments for the lease term provided for by the original agreement is $0.7 million. The Company recorded an adjustment of $6.2 million to the right-of-use asset and right-of-use operating lease liability associated with the 2741 16th Street Lease agreement upon the amendment.

The 2741 16th Street Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease. As of December 31, 2020, the operating lease right-of-use asset and lease liability was $8.7 million (2019: $3.5 million) and $11.5 million (2019: $4.9 million), respectively. The discount rate used to determine the operating lease liability was 5.25%.

Hong Kong Lease

In December 2020, the Company entered into a lease agreement (the “Hong Kong Lease”) to lease office space located in Wanchai, Hong Kong for its Asia and Pacific headquarters. This lease includes a free rent period and fixed rent payments and has a lease term of 3 years that expires on December 13, 2023. The Company’s obligation to pay rent commenced in January 2020. The Company is obligated to make lease payments totaling approximately $0.2 million over the lease term. The lease further provides that the Company is obligated to pay to the landlord certain costs related to the Hong Kong lease, including taxes and operating expenses.

The Hong Kong Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease. As of December 31, 2020, the operating lease right-of-use asset and operating lease liability was $0.2 million and $0.2 million, respectively. The discount rate used to determine the lease liability was 5.25%.

Total operating lease cost for the years ended December 31, 2019 and 2020 was $1.9 million and $2.9 million, which consisted of $1.7 million and $2.6 million of fixed lease expense and $0.2 million and $0.3 million of variable lease expense, respectively. Cash paid for amounts included in the measurement of lease liabilities was $3.3 million and $3.5 million for the years ended December 31, 2019 and 2020, respectively.

The following table presents the weighted average remaining lease term and discount rate for leases:

	December 31, 2019	December 31, 2020
Weighted-average remaining lease term	3.37	5.58
Weighted-average discount rate	5.25%	5.25%

The maturities of the operating lease liabilities as of December 31, 2020 were as follows (in thousands):

Year ending December 31,
2021	$3,528
2022	3,631
2023	2,231
2024	2,085
2025 and thereafter	5,863

Total undiscounted lease payments	17,338
Less: imputed interest	(2,658)

Total operating lease liabilities	$14,680

Note 9. Commitments and Contingencies

Letter of credits

In connection with the 350 Treat Building Lease and 2741 16th Street Lease, the Company obtained two letters of credit from a bank as required by the lease agreements. If the Company defaults under the terms of the lease, the lessor will be entitled to draw upon the letters of credit in the amount necessary to cure the default. The amounts covered by the letters of credit are collateralized by certificates of deposit, which are included in restricted cash on the consolidated balance sheets as of December 31, 2019 and 2020. The outstanding amount of the letters of credit are $1.6 million and $1.3 million as of December 31, 2019 and 2020, respectively.

Non-cancelable purchase commitments

As of December 31, 2019 and 2020, the Company had non-cancelable purchase commitments for excess raw materials held by a third-party contract manufacturer for approximately $0.4 million and $0 million, respectively.

Litigation

From time to time, the Company is involved in certain legal actions arising in the ordinary course of business. In management’s opinion, based upon the advice of counsel, the outcome of such actions is not expected to have a material adverse effect on the Company’s future financial position or results of operations. As of December 31, 2019, and December 31, 2020 there are no material litigation matters.

Indemnification

From time to time, the Company enters into agreements in the ordinary course of business that include indemnification provisions. Generally, in these provisions the Company agrees to defend, indemnify, and hold harmless the indemnified parties for claims and losses suffered or incurred by such indemnified parties for which the Company is responsible under the applicable indemnification provisions. The terms of the indemnification provisions vary depending upon negotiations between the Company and its counterpart; however, typically, these indemnification obligations survive the term of the contract and the maximum potential amount of future payments the Company could be required to make pursuant to these provisions are uncapped. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification provisions.

The Company has also entered into indemnity agreements pursuant to which it has indemnified its directors and officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or executive officer, other than liabilities arising from willful misconduct of the individual. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnity agreements. The consolidated financial statements do not include a liability for any potential obligations under the indemnification agreements at December 31, 2019 and 2020.

Note 10. Redeemable Convertible Preferred and Common Stock

The Company’s certificate of incorporation, as amended, authorizes it to issue 486,879,326 shares of $0.00001 par value, with 300,000,000 shares designated as common stock and 186,879,326 shares of redeemable convertible preferred stock. The holder of each share of common stock is entitled to one vote. The holders of outstanding common stock are entitled to elect four directors.

Series Seed Financing and conversion

In April 2016, the Company issued 1,887,253 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $1.8 million, net of $0.1 million stock issuance costs. In April 2016, the Company issued 44,256 shares to an investor upon conversion of a note having a balance of principal and interest of $45,000. In May 2016, the Company issued 563,725 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $0.6 million. In July 2016, the Company issued 445,942 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $0.5 million.

In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all the outstanding Series Seed redeemable convertible preferred stock shares were converted to 2,941,176 shares of the Company’s common stock.

Series A Financing and conversion

In October 2017, the Company issued 1,324,511 shares of Series A Preferred Stock at $11.3158 per share for net proceeds of $14.8 million, net of $0.2 million of stock issuance costs. In October 2017, the Company issued 1,253,556 shares of Series A Preferred Stock upon conversion of multiple notes having a principal and interest balance of $4.6 million. In December 2017, the Company issued 715,712 shares of Series A Preferred Stock at $11.3158 per share for net proceeds of $8.1 million.

In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all of the outstanding Series A redeemable convertible preferred stock shares were converted to 3,293,779 shares of the Company’s common stock.

Series B Financing

In April 2020, the Company issued 45,185,071 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $15.1 million, less $0.1 million of stock issuance costs. In May 2020, the Company issued 17,320,031 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $5.8 million, less $0.1 million of stock issuance costs. In July 2020, the Company issued 37,970,846 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $12.5 million, less $0.1 million of stock issuance costs. In August 2020, the Company issued 25,286,587 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $8.4 million, less $0.1 million of stock issuance costs.Redeemable convertible preferred stock as of December 31, 2019, consisted of the following (in thousands, except share and per share data):

	December 31, 2019
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series seed	$1.02	2,941,176	2,941,176	$3,000	$2,911
Series A	$11.32	3,346,802	3,293,779	37,272	37,105

		6,287,978	6,234,955	$40,272	$40,016

Redeemable convertible preferred stock as of December 31, 2020, consisted of the following (in thousands, except share and per share data):

	December 31, 2020
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series B	$0.33	186,879,326	125,762,535	$41,791	$39,225

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions

The Series Seed, Series A and Series B preferred stockholders are entitled to receive dividends prior and in preference to any dividends on the common stock, at a rate of $0.0612, $0.6789 and $0.019938 per share, respectively, per annum on a non-cumulative basis, when and if declared by the board of directors, subject to the prior rights of the preferred stockholders. After payment of such dividend, any additional dividends shall be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all shares of preferred stock into common stock).

Liquidation preference

In the event of liquidation, dissolution or winding up of the Company, merger or a reduction of capital through the sale or lease of all or substantial part of the business of the Company, before any distribution or payment shall be made to the holders of common stock, the holders of Series Seed, Series A and Series B redeemable convertible preferred stock shall receive $1.02, $11.3518 and $0.3323 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds are insufficient for such distribution, they shall receive a pro rata distribution, based on the relative preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the redeemable convertible preferred stock would receive a greater distribution if they converted to common stock, then such conversion will be assumed prior to distribution.

Conversion rights

The holders of Series Seed, Series A and Series B redeemable convertible preferred stock have a right to convert their stock into nonassessable shares of common stock at a conversion rate equal to their respective liquidation preferences divided by a conversion price of $1.02, $11.3518 and $0.3323, respectively, which is adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions.

Shares of Series B redeemable convertible preferred stock shall automatically be converted into shares of common stock upon the earlier of (a) the closing of the sale of shares of common stock to the public at a minimum price of $0.99 per share, subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or similar transactions with respect to common stock, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75.0 million of gross cash proceeds to the Company or (b)(i) upon vote or written consent of a majority of the then outstanding shares of the Series Seed redeemable convertible preferred stock, voting as a separate series on an as-converted basis or (ii) upon vote or written consent of the majority of the then outstanding shares of the Series B redeemable convertible preferred stock, voting as a separate series on an as-converted basis, respectively.

Redemption rights

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not currently redeemable, it may become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control for an amount equal to the shares respective liquidation preference plus declared and unpaid dividends.

Voting rights

Each holder of redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such redeemable convertible preferred stock could then be converted and, with respect to such vote, holders of redeemable convertible preferred stock are entitled to vote together with the holders of common stock as a single class on all matters.

Election of Directors

As long as at least 7,500,000 shares of the Series B redeemable convertible preferred stock originally issued remain outstanding, then the holders of the Series Seed redeemable convertible preferred stock are entitled to elect two directors.

Note 11. Stock-based compensation

In 2015, the Company established its 2015 Stock Plan (the “Plan”). The purpose of the 2015 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422, Incentive Stock Options (“ISO”), of the Internal Revenue Code and the regulations promulgated thereunder. Restricted Stock Awards (“RSA”) may also be granted under the Plan. Restricted stock awards typically vest monthly over 1, 2, or 4 years. As of December 31, 2020, the Company has reserved 59,767,222 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years. All options issued to date have had a 10-year life. The exercise price of an ISO shall not be no less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. The exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/36th per month thereafter. The Company accounts for forfeitures as they occur.

The exercise price of stock options granted in 2019 and 2020 were determined based on the fair value of stock at the date of grant obtained by the Company on a contemporaneous basis from an independent valuation firm. The valuation firm used a PWERM to estimate the aggregate enterprise value of the Company at each valuation date. The PWERM involves applying appropriate risk adjusted discount rates to future values for the enterprise assuming various possible scenarios. The projections used in connection with these valuations were based on the Company’s expected operating performance over the forecast period. Share value is based on the probability-weighted present value of expected future returns to the equity investor considering each of the likely future scenarios available to the enterprise, and the rights and preferences of each share class.

Certain employees have the right to early exercise unvested stock options, subject to rights held by the Company to repurchase unvested shares in the event of voluntary or involuntary termination. The Company accounts for cash received in consideration for the early exercise of unvested stock options as a non-current liability, included as a component of other liabilities in the Company’s consolidated balance sheets.

On October 12, 2020 the Company issued $1.1 million partial recourse promissory notes to certain executives and employees. The promissory notes carry 0.38% annual cash interest and are due on earliest of 9th anniversary of the date of issuance of the notes, or termination of employment of the executive/employee, or filing by the Company of a registration statement under the Securities Act of 1933, or promissory notes being prohibited under Section 13(k) of the Securities Exchange Act of 1934 or closing of change a in control of the Company. At issuance the promissory notes were used to settle certain executives’ and employees’ obligations for 2,883,672 vested and 4,603,833 unvested ISOs that were exercised and no cash was exchanged.

For those shares issued in connection with early exercises, there were 172,051 and 8,834,409 unvested shares outstanding as of December 31, 2019 and 2020, respectively, and approximately $0.1 million and $0.6 million related liabilities at respective dates. The number of options early exercised for the years ended December 31, 2019 and 2020 were nil and 13,520,527, respectively.

The Company recognized stock-based compensation for all stock options in the statements of operations and comprehensive loss as follows (in thousands):

	Year Ended December 31,
	2019	2020
Cost of revenue	$58	$657
Research and development	621	6,059
Sales and marketing	140	640
General and administrative	474	4,701

Total stock-based compensation	$1,293	$12,057

Stock option activity for the years ended December 31, 2019 and 2020 is as follows:

	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding—January 1, 2019	262,815	1,390,115	$3.68	9.5	$2,943
Additional shares authorized	683,008	—
Options granted	(1,298,500)	1,298,500	5.80	7.5	206
RSA’s granted	(1,000)	—
Options exercised	—	(12,152)	4.19	0.5	21
Options cancelled	401,618	(401,618)	5.14		330

Outstanding—December 31, 2019	47,941	2,274,845	$4.63	8.8	$3,020
Additional shares authorized	56,210,221	—
Options granted	(53,560,671)	53,560,671	0.32	9.4	363,941
RSA’s granted	(2,299,902)	—
Options exercised	—	(17,379,928)	0.14	9.5	121,106
Options cancelled	1,861,549	(1,861,549)	1.11		—

Outstanding—December 31, 2020	2,259,138	36,594,039	$0.39	9.6	$245,746

Vested and expected to vest—December 31, 2020		36,594,039	$0.39	9.6	$245,746

Exercisable—December 31, 2020		7,303,658	$0.20	9.4	$50,493

The following table summarizes information about stock options outstanding and exercisable at December 31, 2020.

	Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.13	10,296,885	9.40	$0.13	4,924,366	9.40	$0.13
$0.15	15,533,751	9.74	$0.15	1,870,056	9.74	$0.15
$0.26	50,000	0.45	$0.26	50,000	0.45	$0.26
$1.00	10,700,000	9.75	$1.00	445,833	9.75	$0.26
$3.92	11,342	0.45	$3.92	11,342	0.45	$3.92
$5.80	2,061	0.45	$5.80	2,061	0.45	$5.80

	36,594,039			7,303,658

The weighted average grant date fair value of options granted during the years ended December 31, 2019 and 2020 was $3.09 and $0.78, respectively.

As of December 31, 2020, there was approximately $34.6 million of unamortized stock-based compensation expense related to unvested stock options that is expected to be recognized over a weighted average period of 1.78 years.

Cash received from option exercises and purchases of shares was $0.1 million and $0.4 million for years ended December 31, 2019 and 2020, respectively.

The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model, based on the following assumptions:

	Year Ended December 31,
	2019	2020
Expected term (in years)	6.0	5.0 - 6.1
Risk-free interest rate	1.5 to 2.4%	0.3 to 1.5%
Expected volatility	55.3%—58.0%	57.4%—63.3%
Expected dividend rate	0%	0%

Restricted Stock Awards (“RSA”)

A summary of RSAs activity under the Plan is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value (per share)
Unvested – January 1, 2020	49,581	$0.58
Granted during the year	2,299,902	0.46
Canceled during the year	(150,630)	0.35
Vested during the year	(2,140,897)	0.52

Unvested – December 31, 2020	57,956	$0.67

The weighted-average estimated fair value of RSAs granted in the years ended December 31, 2019 and 2020 was $5.88 and $0.46 per share, respectively. The total fair value of RSAs vested during the years ended December 31, 2020, and 2019 was $1.1 million, and $0.1 million, respectively.

Note 12. Employee benefit plan

In 2018, the Company adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company at its discretion offers matching contributions of up to 4% of each employee’s annual compensation. The Company provided matching contributions of $0.5 million and $0.7 million to the plan during the years ended December 31, 2019 and 2020, respectively.

Note 13. Net Loss Per Common Share

The following table sets forth the computation of basic and diluted net loss per common share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2019	2020
Numerator:
Net loss	$(51,661)	$(106,780)

Denominator:
Weighted average shares used to compute basic and diluted net loss per share	10,509,923	25,397,143

Net loss per common share—basic and diluted	$(4.92)	$(4.20)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2019	2020
Redeemable convertible preferred stock	6,234,955	125,762,535
Options to purchase common stock	2,274,845	36,594,039
Unvested RSA	49,581	208,586
Unvested early exercised common stock options	172,051	8,834,409
Vested and early exercised options subject to nonrecourse notes	—	3,059,066
Preferred stock warrants	53,023	6,319,590

Total	8,784,455	180,778,225

Note 14. Income taxes

Income (loss) before income taxes for the years ended December 31, 2020 and 2019 are as follows (in thousands)

	Year Ended December 31,
	2019	2020
Domestic	$(51,600)	$(106,508)
Foreign	(61)	103

Total	$(51,661)	$(106,405)

The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2019	2020
Current:
Federal	$—	$—
State	1	1
Foreign	—	23

Total current expense	1	24

Deferred:
Federal	—	—
State	—	351
Valuation allowance	—	—

Total deferred expense	—	351

Total income tax expense	$1	$375

A reconciliation between the statutory rate U.S. federal rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2019	2020
Federal statutory rate	$(10,849)	$(22,344)
State income taxes, net of federal benefit	(3,810)	1,330
Stock compensation	185	2,786
Foreign rate differential	13	—
Tax credits	(787)	(539)
Fair value changes - warrants	—	11,192
Convertible debt cancellation of indebtedness income	—	15,079
Valuation allowance	14,559	(6,812)
Other	690	(317)

Total tax provision	$1	$375

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes are as follows (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$19,491	$15,285
Credits	1,761	1,580
Stock based compensation	—	383
Accruals and reserves	4,363	1,335
Operating lease liability	2,586	4,059

Gross deferred tax assets	28,201	22,642
Valuation allowance	(26,174)	(19,362)

Net deferred tax assets	2,027	3,280

Deferred tax liabilities:
Property and equipment	(323)	(230)
Operating lease, right of use assets	(1,704)	(3,050)

Gross deferred tax liabilities	(2,027)	(3,280)

Net deferred tax assets	$—	$—

The Company has established a full valuation allowance of $26.2 million and $19.4 million for the years ended December 31, 2019 and 2020, respectively, against its net deferred tax assets. The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred tax assets can be realized as of December 31, 2020, accordingly, the Company has recorded a full valuation allowance on its deferred tax assets.

The valuation allowance on the Company’s net deferred taxes increased by $14.6 million and decreased by $6.8 million during the years ended December 31, 2019, and 2020, respectively. The decrease in valuation allowance is primarily attributed to the utilization of net operating losses and credits in 2020.

As of December 31, 2019, the Company had federal net operating loss carryforwards and state net operating loss carryforwards of approximately $69.5 million and $70.0 million, respectively. As of December 31, 2019, the federal net operating loss carryforward begins expiring in 2035 through 2040, and the state net operating loss carryforward begins expiring in 2035 through 2040. As of December 31, 2019, the amount of federal net operating loss that does not expire is $61.8 million.

As of December 31, 2020, the Company had federal net operating loss carryforwards and state net operating loss carryforwards of approximately $49.5 million and $70.0 million, respectively. As of December 31, 2020, the federal net operating loss carryforwards do not expire as federal net operating loss carryforwards generated after December 31, 2017 will be carried forward indefinitely and the state net operating loss carryforward begins expiring in 2035 through 2040. As of December 31, 2020, the amount of federal net operating loss that does not expire is $49.5 million.

As of December 31, 2019, the Company had federal and state research and development credit carryforwards of approximately $1.4 million and $1.2 million, respectively. As of December 31, 2020, the Company had federal and state research and development credit carryforwards of approximately $2.1 million and $0.01 million, respectively. As of December 31, 2019 and 2020 the federal credits will expire starting in 2035 and 2038, respectively, if not utilized and state credits carryforward indefinitely.

Utilization of the net operating loss carry forward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

ASC 740 requires that the tax benefit of net operating losses, temporary differences, and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. As of December 31, 2019 and 2020 the Company has reviewed the positive and negative evidence relating to the realizability of the deferred tax assets and has concluded that the deferred tax assets are more likely than not to not be realized.

The CARES Act includes provisions relating to refundable payroll tax credits, deferment of employer’s social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. This new legislation did not impact the current year provision. The Company will continue to monitor the possible impacts in the future periods.

On June 29, 2020, Governor Gavin Newsom signed California Assembly Bill 85 (AB 85) into law. The legislation suspends the California net operating loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of certain California Tax Credits for 2020, 2021, and 2022. The legislation disallows the use of California net operating loss deductions if the taxpayer recognizes business income and its adjusted gross income is greater than $1.0 million. The carryover periods for net operating loss deductions disallowed by this provision will be extended. Additionally, any business credit will only offset a maximum of $5.0 million of California tax. As a result of the legislation, the available California net operating losses were unable to be utilized to offset taxable income in 2020. The Company utilized California R&D credits to reduce its taxable income to minimum tax. The Company will continue to monitor the possible California net operating loss and credit limitations in future periods.

The balance of gross unrecognized tax benefits as of December 31, 2019 and 2020 was $0.7 million and $1.0 million, respectively. Out of the total unrecognized tax benefits, $0.4 million at December 31, 2020, if recognized, would reduce our effective tax rate in the period of recognition. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2019 and 2020, the Company has not accrued interest and penalties related to uncertain tax positions. The following table sets forth the change in the uncertain tax positions for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
Balance at the beginning of the year	$180	$651
Decreases:
For current year’s tax positions	—	—
For prior years’ tax positions	—	—
Increases:
For current year’s tax positions	471	320
For prior years’ tax positions	—	—

Balance at the end of the year	$651	$971

The Company files income tax returns in the U.S. federal jurisdiction, California state jurisdiction, and Hong Kong. In the normal course of business, the Company is subject to examination by taxing authorities. The Company has not been audited by the Internal Revenue Service or any state income or franchise tax agency. As of December 31, 2020, its federal returns for the years ended December 31, 2016 through the current period and the state returns for the years ended December 31, 2016 through the current period are still open to examination. In addition, all of the net operating losses and research and development credit carry-forwards that may be used in future years are still subject to inquiry given that the statute of limitation for these items would begin in the year of the utilization.

Note 15. Related Party Transactions

From August 1, 2018 through December 31, 2019, the founder of the Company participated in convertible notes financings in the amount of $11.8 million. Interest on the convertible notes accrued at the rate of 5% per annum. Accrued interest related to the convertible notes purchased by the founder for the years ended December 31, 2019 and 2020 totaled $0.6 million and $0.2 million, respectively. As of December 31, 2019 and 2020, the balance of the convertible notes owned by the founder was $11.8 million and $0 million, respectively. The founder participated on the same terms and conditions as all other investors.

Cox Enterprises is the parent company of Cox Automotive, a customer of the Company, and Cox Investment Holdings, Inc., a major investor of the Company. For the years ended December 31, 2019 and 2020, revenue from Cox Automotive totaled $0.1 million and less than $0.1 million, respectively. There were no accounts receivable outstanding as of December 31, 2019 and 2020.

See Note 11 Stock-based compensation for details of partial recourse promissory notes issued by the Company to certain executives and employees.

Note 16. Subsequent Events

The Company has evaluated subsequent events through March 12, 2021, the date these consolidated financial statements were available to be issued and has determined that the following subsequent events require disclosure in the consolidated financial statements.

Promissory Note

The Company issued a $5 million promissory note in January 2021 to certain current investors of the Company (or an affiliate thereof) to help continue to fund the Company’s ongoing operations through the consummation of the Merger with CLA. The note accrues interest at a rate equal to LIBOR plus 8.5% per annum and is repayable upon earliest of the consummation of the Merger and July 2021. The note was repaid in accordance with its terms in connection with the consummation of the Merger.

Merger Agreement

As contemplated by the Merger Agreement, on March 10, 2021, the Company changed its name to “Ouster Technologies, Inc.” and CLA domesticated as a corporation incorporated under the laws of the State of Delaware and changed its name to “Ouster, Inc.”. On March 11, 2021, the Merger was consummated, and the Company merged with and into Merger Sub, with the Company surviving the merger. As a result of and upon the closing of the transactions contemplated by the Merger Agreement, all outstanding shares of the Company’s capital stock (after giving effect to the exercise in full or termination of all outstanding warrants to purchase the Company’s capital stock in accordance with their terms immediately prior to the effective time of the Merger) as of immediately prior to the effective time of the Merger, and, together with shares of the Company’s common stock reserved in respect of all outstanding options to purchase shares of the Company’s common stock and all restricted shares of the Company’s common stock outstanding immediately prior to the Merger (collectively, the “Company Awards”), were cancelled in exchange for the right to receive, or the reservation of, shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a fully-diluted pre-transaction equity value of the Company of $1.5 billion per the Merger Agreement.

Acceleration of vesting of options

In February 2021, the terms of certain options granted to management were modified to accelerate the vesting of those awards upon consummation of the Merger. On March 11, 2021, an additional stock-based compensation expense of $2.0 million was recognized as a result of this modification.